Exhibit 99.2

Soren Acquisition Corp. Announces Closing of $253 Million Initial Public Offering

Miami, FL, January 8, 2026 /GLOBE NEWSWIRE/ — Soren Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 25,300,000 units, which includes 3,300,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $253,000,000.

The Company’s units began trading on January 7, 2026 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “SORNU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SORN” and “SORNW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution but is focused on completing a business combination with an attractive target business within the healthcare industry.

The Company’s management team is led by Arghavan Di Rezze, its Chief Executive Officer, and Jamie Weber, its Chief Financial Officer, who are both members of the Board of Directors of the Company (the “Board”). In addition, the Board includes Marc Mazur, Charles N. Khan III and Spencer Gerrol. Peter Ondishin and Nicholas Shekerdemian serve as Advisors to the Company.

BTIG, LLC acted as sole book-running manager for the offering. Reed Smith LLP served as legal counsel to the Company and Walkers (Cayman) LLP served as Cayman Islands counsel to the Company. Ellenoff Grossman & Schole LLP served as legal counsel to the underwriter.

The offering was made only by means of a prospectus, copies of which may be obtained from: BTIG, LLC, 65 East 55th Street New York, New York 10022, or by email at prospectusdelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 6, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contacts

Soren Acquisition Corp.

Arghavan Di Rezze, Chief Executive Officer

apd@direzzefamilyoffice.com